EXHIBIT 5.1

December 5, 2013

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, Pennsylvania 19056

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer from time to time, pursuant to Rule 415 under the Securities Act, of up to $500,000,000 of (a) common units representing limited partner interests in the Partnership (“Common Units”) and (b) other classes of units representing limited partner interests in the Partnership (the “Other Units”). The Common Units and Other Units are collectively referred to herein as the “Securities.” We have also participated in the preparation of the prospectus (“Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the Prospectus.

In rendering the opinions set forth below, we have examined (i) the Registration Statement, including the Prospectus, (ii) the certificate of limited partnership of the Partnership, (iii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 9, 2008 (the “Partnership Agreement”), (iv) resolutions of StoneMor GP LLC, a Delaware limited liability company and the general partner of the Partnership and (vii) such other certificates, statutes and other instruments and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) each person signing documents we examined has the legal authority and capacity to do so; (v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (vi) the Registration Statement, and any amendments thereto

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

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(including post-effective amendments), will have become effective, and at the time of issuance of any Securities proposed to be offered and sold pursuant thereto will remain effective, and comply with all applicable laws, (vii) a Prospectus Supplement to the Prospectus will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws, (viii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement to the Prospectus; (ix) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and (x) the certificates for the Securities will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Securities.

Based upon and subject to the foregoing, we are of the opinion that:

1. With respect to the Common Units, when (a) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters and (b) the Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and as described in the Prospectus Supplement and the Prospectus).

2. With respect to the Other Units, when (a) the Partnership has taken all necessary action to approve the issuance and the terms of such Other Units, the terms of the offering thereof and related matters and (b) the Other Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Other Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 or Section 17-804 of the DRULPA and as described in the Prospectus Supplement and the Prospectus).

The opinions expressed herein are qualified in the following respects:

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(i)	These opinions are limited in all respects to the federal laws of the United States of America and the DRULPA (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

(ii)	We express no opinion as to any matters other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.